EXHIBIT 11.

         Statement Regarding Computation of Per Share Earnings

                                                                        SHARES
                                                                        ------

Basic Shares outstanding at June 30, 2000                              1,955,379
                                                                       ---------

         Net profit after tax        $   304,517    =    $ .16 per share
         --------------------        ------------
         Basic Shares outstanding      1,955,379



Diluted Shares outstanding at June 30, 2000                            2,069,792
                                                                       ---------

         Net profit after tax        $    304,517   =     $ .15 per share
         --------------------        ------------
         Diluted Shares outstanding     2,069,792


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